Exhibit 7

                           DEVELOPMENT AGREEMENT


         DEVELOPMENT AGREEMENT, dated as of March 30, 2001 (this
"Agreement"), by and between Cendant Internet Group, Inc., a Delaware corporation ("CIG"), and Travel Portal, Inc., a Delaware corporation (the "Company").

         WHEREAS, in connection with the execution of this Agreement, the Company and CIG are entering into a Transaction Agreement (the "Transaction Agreement"); and

         WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, CIG has agreed to advance funds and shares of common stock ("Homestore Common Stock") of Homestore.com, Inc. ("Homestore") to the Company solely for the Company's use in researching and developing Internet-related products and systems.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Advance. (a) Subject to the terms and conditions of this Agreement, as soon as practicable after the execution of this Agreement, CIG shall advance, or cause one or more of its subsidiaries to advance, to the Company (i) $45,000,000 in cash, payable by wire transfer of immediately available funds to one or more accounts designated by the Company for such purpose and (ii) 1,500,000 shares of Homestore Common Stock (which shares have a fair market value of $33,656,250 (collectively, the "Advance"). The parties hereto agree that the Company shall use the Advance solely for the purpose of researching and developing Internet-related products and systems.

         (b) The certificate representing the shares of Homestore Common Stock delivered as part of the Advance, and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split stock dividend, recapitalization, or similar event), shall bear the following legends:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND VOTING CONTAINED IN STOCKHOLDER AGREEMENT WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST OF THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL OFFICES OF THE CORPORATION."


         2. Interest. Commencing on the first day of the first consecutive twelve month period in which the Company's EBITDA (calculated as set forth in Section 3(a)(i) below) equals or exceeds $20,000,000, interest shall accrue on the outstanding unpaid amount of the Advance at an annual rate equal to Eighteen Percent (18%). Interest shall be payable only upon repayment of the Advance in accordance with Section 3 hereof. Interest shall be payable in cash. Any payments made by the Company hereunder shall be applied first to any accrued and unpaid interest and second to the principal amount of the Advance.

         3. Repayment. (a) The Company agrees to repay to CIG the
$78,656,250 Advance, in full and with interest as set forth in Section 2 hereof (the "Repayment"), upon the earliest of the following events to occur:

               (i) 90 days following the Company achieving earnings before income taxes, depreciation and amortization (exclusive of any income or losses resulting from the ownership and/or any sale of the Homestore Common Stock being advanced to the Company hereunder) ("EBITDA") of at least $20,000,000 for any consecutive twelve months (as reflected in the consolidated income statements of the Company prepared in accordance with generally accepted accounting principles (except for the absence of footnotes)) (the "EBITDA Target"), provided however, that the Company shall not be required to make the Repayment unless the Company achieves the EBITDA Target during the 5-year period from April 1, 2001 to March 31, 2006; or

               (ii) the consummation of a Change of Control (as defined below) of the Company in a transaction which values (as determined in good faith by the Board of Directors) the Company, its assets or its equity securities at $100,000,000 or more (exclusive of any value attributable to the Homestore Common Stock owned by the Company at the time of Change of Control), provided, however, that in the event of such a Change of Control of the Company, notwithstanding anything else in this Section 3, the Company shall be required to apply 66.7% of the dollar value of the consideration received by the Company in connection with such Change of Control in excess of $100,000,000 to the Repayment, until such time as the Advance is repaid in full with interest as set forth in Section 2 hereof; and any remaining unpaid amount of the Advance after giving effect to such Repayment shall continue to be outstanding pursuant to the terms of this Agreement.
         Schedule 3(ii), attached hereto, sets forth some examples as to how this Section 3(ii) would be applied in certain hypothetical situations.

               (b) The Company shall make the Repayment within five (5) business days of the date on which the Repayment becomes due pursuant to subsection (a) above and shall make the Repayment by wire transfer of immediately available funds to one or more accounts designated by CIG for such purpose.

               (c) For purposes of this Agreement:

               "Change of Control" of the Company means the occurrence of any of the following with respect to the Company: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company's Common Stock would be converted in whole or in part into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Company's Common Stock immediately prior to the consolidation or merger own 70% or more of the common stock of the surviving corporation immediately after such consolidation or merger, (B) any consolidation or merger of the Company in which the Company is the continuing or surviving corporation, other than any such consolidation or merger in which the holders of the Company's Common Stock immediately prior to the consolidation or merger, hold at least 70% of the voting equity of the continuing or surviving corporation immediately after such merger or consolidation or (C) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of 30% or more in value of the assets of the Company (based on the fair market value of such assets at the time of sale), and other than through the Put Right as that term is defined herein or (ii) any Person (as defined below), other than the Company or a subsidiary thereof, any employee benefit plan sponsored by the Company or a subsidiary thereof, Cendant Corporation, a Delaware corporation (or any of its subsidiaries) or the Hospitality Technology Trust shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing at least 30% of the combined voting stock of the Company as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise..

               "Person" means an individual or a corporation, association, partnership, limited liability company, joint venture, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

         4. Right to Call Homestore Common Stock. (a) At any time after the date hereof, CIG shall have the right (the "Call Right"), but not the obligation, to purchase in whole, or in part, any shares of Homestore Common Stock owned by the Company (the "Call Shares"). CIG shall exercise the Call Right by delivering written notice (the "Call Notice") to the Company indicating the number of Call Shares it desires to purchase and the date and time fixed for the consummation of such sale (the "Call Closing"), which date shall not be more than ten business days following the date of delivery of the Call Notice. The price per Call Share payable to the Company pursuant to a valid exercise of the Call Right (the "Call Price Per Share") shall equal the fair market value of such Homestore Common Stock (based on the closing trading price per share of the Homestore Common Stock on the day immediately prior to the date of exercise).

               (b) At the Call Closing, the Company shall deliver to CIG (or a subsidiary of CIG designated by CIG) the certificate representing the Call Shares duly endorsed, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances ("Liens"), against delivery of the Call Price Per Share for each of the Call Shares by wire transfer to an account designated by the Company for such purpose or by certified or bank check.

         5. Right to Put Homestore Common Stock. (a) The Company shall only dispose of the Homestore Common Stock as follows: At any time after September 1, 2001, the Company shall have the right (the " Put Right"), but not the obligation, to require CIG to purchase all, but not less than all, the shares of Homestore Common Stock owned by the Company. The Put Right shall be exercisable by the Company by delivering written notice (the " Put Notice") to CIG indicating the Company's intent to exercise the Put Right. The date and time fixed for the consummation of such sale (the " Put Closing") shall be determined by CIG upon receipt of a Put Notice, which date shall be not more than sixty days after the date of a Put Notice. The price per share of Common Stock payable to the Company pursuant to a valid exercise of the Put Right (the " Put Price Per Share") shall equal the fair market value of such Homestore Common Stock (based on the closing trading price per share of the Homestore Common Stock on the day immediately prior to the date of exercise).

               (b) The Company shall be bound at all times by the provisions in that certain Stockholders Agreement by and between Homestore and CIG dated as of October 26, 2001 (the "Homestore Stockholders Agreement"), including, but not limited to, the following: Company shall not, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of (each, a "Transfer"), any Voting Stock or Non-Voting Convertible Securities. Any attempted Transfer not in compliance with Section 1.2 of the Homestore Stockholders Agreement shall be null and void ab initio.

               (c) At the Put Closing, the Company shall deliver to the purchaser certificates representing the shares of Homestore Common Stock to be so purchased duly endorsed, free and clear of any Liens, against delivery of the Put Price Per Share for each of such shares of Homestore Common Stock by wire transfer to an account designated by the Company for such purpose or by certified or bank check.

         6. Representations of the Company.

               (a) The Company is aware of Homestore's business affairs and financial condition and has acquired sufficient information about Homestore to reach an informed and knowledgeable decision to acquire the shares of Homestore Common Stock being advanced to it pursuant to this Agreement. The Company is receiving the shares of Homestore Common Stock for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

               (b) The Company understands that the shares of Homestore Common Stock being advanced to it pursuant to this Agreement have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent and other representations as expressed herein.

               (c) The Company further acknowledges and understands that the shares of Homestore Common Stock being advanced to it pursuant to this Agreement must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Company understands that the certificate evidencing the shares of Homestore Common Stock being advanced to it hereunder will be imprinted with the legends referred to in Section 1(b) above which prohibit the transfer of the securities unless they are registered or Homestore receives an opinion of counsel, reasonably acceptable to it, to the effect that such registration is not required.

               (d) The Company, by reason of the Company's business or financial experience has the capacity to protect its own interests in connection with the receipt of the shares of Homestore Common Stock constituting the stock portion of the Advance.

               (e) The Company is aware of the adoption of Rule 144 by the Securities and Exchange Commission (the "SEC"), promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions set forth therein, including, among other things, a one-year holding period, the availability of certain public information about the issuer, the requirement that the sale be effected through a "broker's transaction" or in transactions directly with a "market maker" (as defined in Rule 144) and the number of shares being sold in any three-month period not exceeding specific limitations.

               (f) The Company further acknowledges that in the event all of the requirements of Rule 144 are not met, some other registration exemption will be required; and that although Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

         7. Agreement With Respect to Homestore Common Stock. The parties agree that any repurchase by CIG or any of its affiliates of the Homestore Common Stock being advanced to the Company pursuant to this Agreement shall be for a price that is no less than the fair market value of such Homestore Common Stock on the trading day immediately prior to such repurchase.

         8. Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

         9. Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement.

         10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of CIG. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         11. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersede all other prior agreements and understandings between the parties, both oral and written, regarding such subject matter.

         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                                    CENDANT INTERNET GROUP, INC.


                                    By:  /s/ Samuel L. Katz
                                       ---------------------------------------
                                           Name:  Samuel L. Katz
                                           Title: Chief Executive Officer


                                    TRAVEL PORTAL, INC.


                                    By:  /s/ Jacob Stepan
                                       ---------------------------------------
                                           Name:  Jacob Stepan
                                           Title: Chief Operating Officer